                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 ALPHARMA INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO

                                 ALPHARMA INC.
                              One Executive Drive
                          Fort Lee, New Jersey 07024


                     -------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 1998
                     -------------------------------------

To the Stockholders of ALPHARMA INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alpharma Inc., a Delaware corporation (the "Company"), will be held at THE REGAL U.N. PLAZA HOTEL, ONE U.N. PLAZA, NEW YORK, NEW YORK, on Friday, May 8, 1998, at 9:00 a.m., local time, to consider and act upon the following matters:

  1. The election of nine directors to the Company's Board of Directors, each to hold office until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify.

  2. A proposal to amend the Company's 1997 Incentive Stock Option and Appreciation Right Plan, as amended, to increase the number of shares available for awards thereunder by 1,000,000 shares.

  3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on March 24, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  YOUR REPRESENTATION AT THIS MEETING IS IMPORTANT. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no additional postage. If you attend the Annual Meeting, you may then withdraw your proxy and vote in person.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and a Proxy Statement accompany this notice.

                                          By order of the Board of Directors,

                                          Robert F. Wrobel
                                          Secretary

March 31, 1998

                                     LOGO

                                 ALPHARMA INC.
                              One Executive Drive
                          Fort Lee, New Jersey 07024

                                 MAILING DATE
                                MARCH 31, 1998
                 ---------------------------------------------
              Proxy Statement for Annual Meeting of Stockholders
                 ---------------------------------------------
                           To Be Held on May 8, 1998

  This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Alpharma Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, May 8, 1998 at The Regal U.N. Plaza Hotel, One U.N. Plaza, New York, New York at 9:00 a.m., local time, and at any adjournment or postponement thereof. The cost of solicitation of the Company's stockholders will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                              THE ANNUAL MEETING

PURPOSE OF MEETING

  At the Annual Meeting, the Company's stockholders will consider and act upon the following matters:

    1. The election of nine directors to the Company's Board of Directors, each to hold office until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify.

    2. A proposal to amend the Company's 1997 Incentive Stock Option and Appreciation Right Plan, as amended, (the "Stock Option Plan" or the "Plan") to increase the number of shares available for awards thereunder by 1,000,000 shares.

    3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

  The close of business on March 24, 1998 (the "Record Date") has been fixed as the record date for determining holders of outstanding shares of the Company's Class A Common Stock, par value $.20 per share (the "Class A Stock"), and Class B Common Stock, par value $.20 per share (the "Class B Stock"), entitled to notice of, and entitled to vote at, the Annual Meeting. As of the Record Date, 15,867,426 shares of Class A Stock and 9,500,000 shares of Class B Stock were outstanding and entitled to vote.

QUORUM

  For each matter to be voted upon at the Annual Meeting, the presence in person or by proxy, of holders of stock entitled to be voted with respect to such matter representing a majority of the aggregate voting power of all shares of stock entitled to be voted with respect to such matter is necessary to constitute a quorum with respect to such matter and to transact business with respect to such matter at the Annual Meeting. For purposes of determining whether a quorum exists with respect to the election of directors, shares as to which authority to vote in the election of directors has been withheld and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) with respect thereto will be considered present at the Annual Meeting. For purposes of determining whether a quorum exists with respect to amending the Stock Option Plan and any other matter which may properly come before the Annual Meeting, shares abstaining on such matter and all broker non-votes with respect to such matter will be considered present at the Annual Meeting.

REQUIRED VOTE

  Votes Entitled to be Cast by Each Class of Stock. Except for the election of directors (described below) and certain matters that require a class vote, the holders of the Class A Stock and the holders of the Class B Stock vote together, with each share of Class A Stock entitling the holder thereof to one vote and each share of Class B Stock entitling the holder thereof to four votes.

  Election of Directors. The Board of Directors has taken action to increase the number of directors from seven to nine members. These nine directors will be elected at the Annual Meeting. Under the Company's Certificate of Incorporation, the holders of the Class A Stock are entitled, voting as a separate class, to elect at least 33 1/3% of the Company's Board of Directors (rounded to the nearest whole number, but in no event less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled, voting separately as a class, to elect the remaining directors. Therefore, the holders of the Class A Stock will elect three directors (directors to be elected by the holders of Class A Stock being referred to as the "Class A Directors") and the holders of the Class B Stock will elect six directors (directors elected by the holders of Class B Stock being referred to as the "Class B Directors"). The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class A Stock, voting as a single class, is necessary to elect the three Class A Directors, and the affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class B Stock, voting as a single class, is necessary to elect the six Class B Directors. (A plurality of the votes cast means the greatest number of votes cast for a director.)

  Amendment of 1997 Incentive Stock Option and Appreciation Right
Plan. Approval of the proposal to amend the Stock Option Plan requires the affirmative vote of a majority of the votes cast by the holders of the Class A Stock and Class B Stock, voting together, present and entitled to vote at the meeting.

PROXIES

  The enclosed proxy provides space for holders of Class A Stock to vote for, or withhold authority to vote for, all or any one of the Company's three nominees for Class A Directors and to vote for, against or abstain from voting on the proposal to amend the Stock Option Plan.

  Shares of Class A Stock represented by properly executed proxies received at or prior to the Annual Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR (i) the election as directors of the three nominees for

Class A Directors nominated by the Company's Board of Directors (see "Election of Directors; Nominees for Directors; Nominees for Class A Directors" below),
(ii) the proposal to amend the Stock Option Plan and (iii) in the discretion of the proxy holder, as to any other matter which may properly come before the Annual Meeting. With respect to the election of directors, neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. With respect to any other matter which may properly come before the meeting, abstentions, and broken non-votes will be considered present and entitled to vote but will not have been cast and therefore will not be counted in determining whether any matter received the requisite votes. With respect to amendment of the Stock Option Plan, (i) abstentions, pursuant to Delaware law, will be considered present and entitled to vote but will not have been cast and therefore will not be counted in determining whether such proposal received the requisite votes and (ii) broker non-votes will be considered not entitled to vote on such proposal and thus will not be counted in determining whether such proposal has received the requisite votes.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

  A holder of Class A Stock who has given a proxy may revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to the attention of the Secretary of the Company at the Company's United States executive offices, located at One Executive Drive, Fort Lee, New Jersey 07024.

  If a quorum is not obtained, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or for any other purpose, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have therefore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

OWNERSHIP OF COMMON STOCK

  The following table sets forth as of March 2, 1998 (unless otherwise noted) certain information regarding the beneficial ownership of the Class A Stock and the Class B Stock by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either of such classes, (b) each director and each nominee for director of the Company and the five named executive officers (as defined below) and (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each beneficial owner possesses sole voting and dispositive power with respect to the shares listed in this table.

                                                                        PERCENT OF
                                                                          COMMON
                                                 AMOUNT AND   PERCENT      STOCK
                                                 NATURE OF      OF         (BOTH
    TITLE OF CLASS                               BENEFICIAL    CLASS     CLASSES)
       OF STOCK       NAME OF BENEFICIAL OWNER   OWNERSHIP  OUTSTANDING OUTSTANDING
 -------------------- ------------------------   ---------- ----------- -----------
 Class B Common Stock A.L. Industrier AS         9,500,000    100.00%      37.45%
                       (1)(2)(3)
 Class A Common Stock A.L. Industrier AS                 0       *           *
                       (1)(2)(3)
 Class A Common Stock Wellington Management      1,929,063     12.16        7.60
                       Company, LLP (4)
 Class A Common Stock State of Wisconsin           861,000      5.43        3.39
                       Investment Board (5)
 Class A Common Stock Schroder Capital             821,400      5.18        3.24
                       Management Inc. (6)
 Class A Common Stock Putnam Investments, Inc.     990,443      6.24        3.90
                       (7)
 Class A Common Stock Einar W. Sissener (8)(9)   1,383,004      8.72        5.45
 Class A Common Stock Gert W. Munthe (10)(12)      110,694       *           *
 Class A Common Stock I. Roy Cohen (11)             30,211       *           *
 Class A Common Stock Thomas G. Gibian (11)          4,509       *           *
 Class A Common Stock Glen E. Hess (11)              6,842       *           *
 Class A Common Stock Erik G. Tandberg               2,234       *           *
                       (11)(12)
 Class A Common Stock Peter G. Tombros               2,818       *           *
                       (11)(12)
 Class A Common Stock Erik Hornnaess (12)            2,667       *           *
 Class A Common Stock Oyvin A. Broymer               5,000
 Class A Common Stock Jeffrey E. Smith             103,256       *           *
                       (11)(13)
 Class A Common Stock Thomas Anderson (11)          14,682       *           *
 Class A Common Stock Bruce I. Andrews (11)         10,000       *           *
 Class A Common Stock Ingrid Wiik (11)(12)          16,274       *           *
 Class A Common Stock All directors and
                       executive officers as a
                       group (17 persons)
                       (9)(11)(14)               1,740,031     10.97        6.86

---------------------
  *  Indicates ownership of less than one %.

 (1) The address of A.L. Industrier AS (formerly known as Apothekernes Laboratorium A.S), a corporation organized and existing under the laws of the Kingdom of Norway ("A.L. Industrier"), is Harbitzalleen 3, 0275 Oslo, Norway.

 (2) The source of this information is Amendment No. 3 to the Schedule 13D, dated March 30, 1998, filed with the Securities and Exchange Commission (the "Commission") by A.L. Industrier A.S. ("A.L. Industrier"). The shares reflected in the table are held of record by A/S Wangs Fabrik, a wholly owned subsidiary of A.L. Industrier, although A.L. Industrier retains full beneficial ownership of these shares. A.L. Industrier has pledged approximately 50% of such shares and 50% of the Industrier Note to a Norwegian bank as collateral borrowings made in connection with the purchase of certain Class B Stock in June of 1997 and to provide funds in connection with the Industrier Note (see "Certain Relationships and Related Transactions"). A.L. Industrier has agreed with the Company that, other than pledges of up to 50% of the shares, it will not sell or otherwise dispose of any of its Class B Stock or convert any such shares into Class A Stock at any time prior to November 1, 1999 without the prior approval of the Company's Board of Directors.

 (3) Shares of Class B Stock are convertible into an equal number of shares of Class A Stock. If all shares of Class B Stock beneficially owned by A.L. Industrier were converted as of March 1, 1998, A.L. Industrier would own approximately 37% of the then outstanding shares of Class A Stock.

 (4) The source of this information is the Amendment No. 7 to Schedule 13G dated January 12, 1998 filed with the Commission by Wellington Management Company, LLP ("WMC"). Such Amendment No. 7 to Schedule 13G reported that WMC, acting as an investment adviser, has shared voting power and shared dispositive power with respect to 580,350 shares and 1,929,063 shares, respectively, and does not have sole voting power or sole dispositive power with respect to any shares. WMC also reported that, other than Vanguard Specialized Portfolios, Inc.--Health Care ("Vanguard"), none of its clients is known to have more than 5% beneficial ownership. Vanguard reported in Amendment No. 6 to Schedule 13G dated February 9, 1998, which was filed with the Commission by Vanguard, that it had sole voting power and shared dispositive power with respect to 1,348,713 shares. The address of WMC is 75 State Street, Boston, Massachusetts 02109. The address of Vanguard is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

 (5) The source of this information is the Amendment No. 2 to Schedule 13G dated January 20, 1998 filed with the Commission by State of Wisconsin Investment Board (the "Wisconsin Board"), a government agency which manages public pension funds. The address of the Wisconsin Board is P.O. Box 7842, Madison, Wisconsin 53707. Such Amendment No. 2 reports that the Wisconsin Board retains sole voting and dispositive power for all shares.

 (6) The source of this information is the Schedule 13G, dated February 12, 1998 and filed with the Commission by Schroder Capital Management Inc. ("Schroder"). Such Schedule 13G reports that Schroder has the sole voting power for 747,800 shares and sole dispositive power for 821,400 shares. The address of Schroder is 787 Seventh Avenue, New York, NY 10019.

 (7) The source of this information is the Schedule 13G dated January 16, 1998 filed with the Commission by Putnam Investments Inc. ("PII"). Such
      Schedule 13G reported that investment advisors and subsidiaries of PII have shared voting power and shared disposition power with respect to 316,632 shares and 990,443 shares, respectively, and do not have sole voting power or sole disposition power with respect to any shares. PII declares that its filing of Schedule 13G shall not be an admission of beneficial ownership by PII. The address of PII is One Post Office Square, Boston, MA 02109.

 (8) Mr. Sissener is Chairman of the Board of A.L. Industrier and together with A/S Swekk (Mr. Sissener's family-controlled private holding company) ("Swekk") and certain of his relatives beneficially owns 50.1% of A.L. Industrier's outstanding ordinary shares entitled to vote and, accordingly, may be deemed a controlling person of A.L. Industrier.

 (9) As shareholders of A.L. Industrier, Mr. Sissener, Swekk, EWS Stiftelse, a trust established for the benefit of the son of Mr. Sissener, certain of Mr. Sissener's relatives (including Mr. Munthe's immediate family) and Mr. Tandberg each received in 1994 their pro rata share of certain warrants to purchase Class A Stock (the "Warrants") in connection with a certain transaction between A.L. Industrier and the Company. As a result of such transaction, Mr. Sissener beneficially owns Warrants to purchase an aggregate of 1,383,004 shares of Class A Stock, all of which are currently exercisable and expire on January 3, 1999. Mr. Sissener has the right to require the Company to register the Warrants and the shares of Class A Stock purchased pursuant to the Warrants. Mr. Sissener's beneficial ownership of Class A Stock reflected in the table consists of the presently exercisable Warrants.

(10) Includes presently exercisable Warrants to purchase 110,094 shares of Class A Stock in the name of Mr. Munthe's wife. Mr. Munthe is a director of A.L. Industrier. The Company has been advised by Mr. Munthe that members of his immediate family own 15,500 A.L. Industrier Shares which are included in the number of A.L. Industrier Shares beneficially owned by Mr. Sissener (see footnote (8) above) and that Mr. Munthe does not have any voting or dispositive power over such shares.

(11) The shares reflected in the table include shares that the executive officer or director has the right to acquire upon the exercise of stock options granted under the Stock Option Plan or the Non-Employee Director Option Plan which are exercisable as of March 2, 1998 or within 60 days thereof as follows: Mr. Smith--89,875 shares; Ms. Wiik--10,500 shares, Mr. Anderson--13,750 shares, Mr. Andrews--10,000 shares and each of Messrs. Cohen, Gibian, Hess, Tandberg and Tombros--2,000 shares. All named executive officers and directors as a group--163,550 shares.

(12) Beneficial ownership of Class A Stock of Ms. Wiik reflected in the table includes currently exercisable Warrants to purchase 5,220 shares. Mr. Munthe, Mr. Tandberg, Mr. Hornnaess and Ms. Wiik also own 10,000, 49, 2,667 and 565 shares, respectively, of A.L. Industrier.

(13) The Company has been advised by Mr. Smith that his wife or children own 4,450 of Mr. Smith's shares of Class A Stock but that he has voting power over such shares.

(14) Excludes Mr. David E. Cohen who, prior to December 31, 1997, ceased being an officer of the Company.

  In connection with the issuance of certain convertible subordinated notes (see "Certain Relationships and Related Transactions"), A.L. Industrier and each of the officers and directors of the Company listed above have agreed not to sell any shares of Common Stock or Warrants for a period ending 90 days after the initial purchase of said notes.

                             ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

  The Company's Board of Directors intends to cause the nomination of the nominees listed below under "Nominees for Directors; Nominees for Class A Directors" and all proxies received from holders of the Class A Stock will be voted FOR the election of such nominees as Class A Directors, except to the extent that persons giving such proxies withhold authority to vote for such nominees.

  Each director is to be elected to hold office until the next Annual Meeting of Stockholders and until his successor is chosen and qualified.

  A.L. Industrier, which beneficially owns 100% of the shares of Class B Stock, has advised the Company that it intends to vote its shares in favor of the nominees listed below under "Nominees for Directors; Nominees for Class B Directors," which would assure their election as Class B Directors.

NOMINEES FOR DIRECTORS

  The Company believes that each of the nominees for director will be able to serve. If any of the nominees would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person or persons as the Company's Board of Directors at the time recommends to serve in place of the person or persons unable to serve.

  Nominees for Class A Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class A Director are listed below.

 NAME                          AGE PRINCIPAL BUSINESS EXPERIENCE
 ----                          --- -----------------------------
 Thomas G. Gibian............  76  Director of the Company since 1993.
                                   President and Chief Executive Officer of
                                   Henkel Corporation, a specialty chemicals
                                   manufacturer and United States subsidiary of
                                   Henkel KGaA, 1980 to 1986.
 Peter G. Tombros............  55  Director of the Company since 1994.
                                   Director, President and Chief Executive
                                   Officer of Enzon, Inc., a developer and
                                   marketer of pharmaceutical products, since
                                   April, 1994. Vice President Corporate
                                   Strategic Planning of Pfizer Inc. 1990-1994;
                                   Executive Vice President of Pfizer
                                   Pharmaceuticals, Pfizer Inc. 1986 to 1990
                                   and various other positions with Pfizer Inc.
                                   1968 to 1986.
 Erik Hornnaess..............  61  Nominee for election as a Director of the
                                   Company. Presently Chairman of the Board of
                                   AXIS Biochemicale ASA; Area Vice President
                                   (Europe, Middle East and Africa) of Abbott
                                   Laboratories Diagnostic Division from 1982
                                   to 1997. Director of Qiagen, The
                                   Netherlands, Radiometer A/S, Denmark,
                                   Shields Diagnostics Ltd., Scotland,
                                   Orsys/Ilex Ltd., Israel and Meditron A/S,
                                   Norway.

  Nominees for Class B Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class B Director are listed below.

 NAME                          AGE PRINCIPAL BUSINESS EXPERIENCE
 ----                          --- -----------------------------
 I. Roy Cohen................  75  Director of the Company since 1975.
                                   Consultant to the Company since January
                                   1991; Chairman of the Executive Committee of
                                   the Company since June 1987; Chairman of the
                                   Office of the Chief Executive of the Company
                                   July 1991 to December, 1992; Vice Chairman
                                   of the Board of Directors of the Company
                                   January 1991 to December 31, 1992; President
                                   and Chief Executive Officer of the Company
                                   1976 to January 1991.
 Glen E. Hess................  56  Director of the Company since 1983. Partner in the law firm of Kirkland & Ellis since
                                   1973.
 Gert W. Munthe..............  41  Director of the Company since 1994.
                                   President and Chief Operating Officer of the
                                   Company as of May 1, 1998. President and
                                   Chief Executive Officer of NetCom GSM A.S.,
                                   a Norwegian cellular telecommunications
                                   company, 1993 to 1998. Executive Vice
                                   President and division President of Hafslund
                                   Nycomed A.S., a Norwegian energy and
                                   pharmaceutical corporation, 1988 to 1993.
                                   President of Nycomed (Imaging) A.S, a wholly
                                   owned subsidiary of Hafslund Nycomed A.S.,
                                   1991 to 1993. Division President in charge
                                   of the energy business of Hafslund Nycomed
                                   A.S 1988 to 1991.

 NAME                          AGE PRINCIPAL BUSINESS EXPERIENCE
 ----                          --- -----------------------------
 Einar W. Sissener...........  69  Director of the Company since 1975. Chief
                                   Executive Officer of the Company since June,
                                   1994. Member of the Office of the Chief
                                   Executive of the Company July 1991 to May
                                   1994. Chairman of the Company since 1975.
                                   President Alpharma A.S. since October 1994.
                                   President, Apothekernes Laboratorium A.S.
                                   1972 to 1994. Chairman of A.L. Industrier
                                   A.S. since November, 1994.
 Erik G. Tandberg............  68  Director of the Company since 1994. Partner in Corporate Development International, a
                                   consulting partnership specializing in
                                   international searches for companies, since
                                   1986. President of Arco Chemical Europe
                                   Inc., a chemical company, 1982 to 1986.
 Oyvin A. Broymer............  49  Nominee for election as a Director of the
                                   Company. Executive Vice President Leif Hoegh
                                   Co., ASA, a commercial shipping firm, 1996
                                   to present; Executive Vice President
                                   Hafslund Nycomed, 1982-1996.

                       BOARD OF DIRECTORS AND COMMITTEES

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

  The Company's Board of Directors held 7 meetings in 1997. Each person who served as a director in 1997 attended at least 75% of the aggregate of (i) the total number of meetings of the Company's Board of Directors held while such person was a member and (ii) the total number of meetings held by all committees of the Company's Board of Directors on which such person served while such person was a member of such committee.

COMMITTEES OF THE BOARD

  Pursuant to its bylaws, the Company has established standing Audit, Executive and Compensation Committees.

  The Audit Committee reviews and makes recommendations to the Company's Board of Directors regarding internal accounting and financial controls and accounting principles, auditing practices, the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. In addition, the Company's Board of Directors has adopted a resolution requiring the Audit Committee to review transactions between the Company and A.L. Industrier (the beneficial owner of all the outstanding Class B Stock) (or their respective subsidiaries) involving more than $50,000 and to report to the Company's Board of Directors regarding whether such transactions are fair to the Company. Such resolution also requires prior approval of the Audit Committee for any transaction with A.L. Industrier which involves $500,000 or more, except that prior approval of the Audit Committee is required for any sale or transfer of assets other than inventory sold or transferred in the ordinary course of business. The bylaws of the Company require that a majority of the members of the Audit Committee not be employees of the Company or A.L. Industrier or otherwise have a material relationship with either of them. The current members of the Audit Committee are Messrs. Thomas G. Gibian (Chairman), Erik G. Tandberg and Peter G. Tombros. The Audit Committee held 4 meetings in 1997.

  The Executive Committee is generally empowered, to the fullest extent permitted by Delaware law, to exercise all power and authority vested in the Company's Board of Directors. By resolution, the Company's Board of Directors has specifically authorized and requested the Executive Committee to act on behalf of the Board in emergency situations where the full Board is unable to meet, to discuss and consult with the Chief Executive Officer of the Company as requested by such officer and to act with respect to such matters as the Board may from time to time designate. The current members of the Executive Committee are Messrs. I. Roy Cohen (Chairman), Einar W. Sissener and Gert W. Munthe. The Executive Committee held 3 meetings in 1997 and also communicated informally throughout the year.

  The Compensation Committee has the authority of the Company's Board of Directors with respect to the compensation, benefit and employment policies and arrangements for executive officers and other highly paid personnel of the Company, except the Chief Executive Officer as to whom the Committee makes compensation recommendations to the Company's Board of Directors. The Committee also has authority with respect to the compensation and benefit plans generally applicable to the Company's employees, and two members of the committee (Messrs. Tombros and Gibian) serve as the committee administering the Stock Option Plan, with authority to grant options to eligible employees of the Company and its subsidiaries. The Compensation Committee held 11 meetings in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Messrs. Peter G. Tombros (Chairman), I. Roy Cohen, Thomas G. Gibian and Glen E. Hess. Mr. Cohen is a former executive officer of the Company, having served as President and Chief Executive Officer from 1976 to January, 1991 and as a member of the Office of the Chief Executive from July, 1991 through December, 1992. He currently serves as a consultant to the Company and as Chairman of the Executive Committee. See "Certain Relationships and Related Transactions" for a description of Mr. Cohen's consulting agreement. Mr. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

DIRECTORS' COMPENSATION

  During 1997, each director (except Mr. Sissener) received directors' fees of $22,500 and a grant of an option to acquire 2,000 shares of Class A Stock pursuant to the Non-Employee Director Option Plan adopted by the stockholders of the Company on May 30, 1996 (or in the case of Mr. Munthe, a grant of 200 shares). In addition, each director received $1,200 for each Board meeting attended in person, $600 for each Committee meeting attended in person and one-half of the applicable fee for each meeting attended by telephone (with certain exceptions). The Chairman of each of the Audit, Executive and Compensation Committees received an additional $7,500. The same compensation arrangements will continue in 1998.

                    PROPOSAL TO AMEND THE STOCK OPTION PLAN

GENERAL

  The Stock Option Plan of the Company originally was adopted by the Company's Board of Directors on September 26, 1983 and approved by the Company's stockholders on January 25, 1984. The Plan has been amended in various respects, with certain amendments having been approved by stockholders. As of March 1, 1998, the Plan provided that no more than 3.5 million shares were available for grant under the Plan. At such date a total of 1,263,489 shares were reserved for issuance pursuant to outstanding options under the Plan, 1,466,802* shares were available for the issuance of future options to be granted under the Plan and 769,709 shares had been issued pursuant to options under the Plan. As of March 27, 1998, the Company's Board of Directors approved an amendment of the Plan to increase the maximum number of shares available for grant under the plan to 4.5 million shares. At the Annual Meeting a resolution will be submitted seeking approval of the stockholders for this amendment.

  The purpose of the Plan is to enhance the Company's ability to attract, retain and provide incentive to present and future executive, managerial, marketing, technical and other key employees of the Company and its subsidiaries by affording such employees an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Class A Stock or Units based on the value of the Class A Stock. The Company's Board of Directors believes that the Plan has been successful to date in accomplishing its purpose, and that the Proposal will further this purpose. See "Report of the Compensation Committee." Information regarding options granted during the last fiscal year to each named executive officer is set forth below under "Information Regarding Executive Compensation--Summary Compensation Table" and "Grants of Option."
---------------------
* It should be noted that the 813,000 options granted by the Committee in March of 1998 are not reflected in these numbers.

  The numbers of shares underlying options granted during 1997 to all current executive officers as a group and all employees (including executive officers) as a group were 215,200 shares and 633,075 shares, respectively. The Plan does not permit options to be granted to directors who are not employees although such directors may receive options under the Non-Employee Director Option Plan. See "Board of Directors and Committees--Directors Compensation."

  As of March 1, 1998, approximately 156 people held options under the Plan. The grant of options or units under the Plan is determined by the Committee and thus future grants to any individual under the Plan cannot be determined. As described in the Report of the Compensation Committee, options were granted in March of 1998 under the Plan to 135 key personnel, including all of the named executive officers except for the Chairman. As a result, no new options are currently proposed to be issued under the Plan to any specific individuals in 1998.

  Approval of the proposal to amend the Plan requires that a majority of the votes cast by the holders of the shares of the Class A Stock and Class B Stock, voting together, present and entitled to vote at the meeting be votes for approval. A.L. Industrier has advised the Company that it intends to vote its shares in favor of the proposal, which would assure its approval. The material features of the Plan, as amended (including the amendment being proposed), are described below.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
PROPOSAL.

SUMMARY DESCRIPTION OF THE COMPANY'S 1997 INCENTIVE STOCK OPTION AND APPRECIATION RIGHT PLAN

  Attached as an appendix to this Proxy Statement is a copy of the 1997 Incentive Stock Option and Appreciation Right Plan (hereafter referred to as the "Plan") and the following summary description is qualified in its entirety by reference to such appendix.

  General. The Plan provides for the issuance by a Committee of the Company's Board of Directors appointed for such purpose (the "Committee") of options to acquire a minimum of 4.5 million shares of the Company's Class A Stock and stock appreciation units which entitle the grantee to receive a payment equal to the difference between (i) the base value and (ii) the fair market value of a share of Class A Stock on the maturity date (as defined in the Plan) of the unit. The Plan is administered by a committee of the Company's Board of Directors appointed for such purpose (the "Committee"). The individuals who are eligible to participate in the Plan are such executive, managerial, marketing, technical and other key employees of the Company and its subsidiaries as the Options Committee determines from time to time. In the discretion of the Committee, options granted under the Plan may be either "incentive stock options" as such term is defined in Section 422 of the United States Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), or options which do not meet such definition. The number of shares which may be subject to options granted or on which units may be issued under the Plan shall be determined by the Committee in its discretion and shall be subject to adjustment for any stock splits, recapitalization or other changes in the Company's capital structure. Options or units for more than 100,000 shares (subject to adjustment for any stock splits, recapitalization and other changes in the Company's capital structure) may not be granted to any participant in any taxable year.

  Options. At the time the option is granted, the Committee specifies the price at which shares may be purchased pursuant to any option, and such price may not be less than the fair market value of the shares on the date that the option is granted. The exercise price may be paid in cash or by delivery of shares of Class A Stock previously owned by the optionee having a fair market value equal to the exercise price of the options being exercised. The Committee also determines the term of each option, which in no event may exceed ten years (in the case of an Incentive Stock Option) or ten years and one month (in the case of any other option) from the date of grant. If for any reason the full number of shares covered by any option are not issued before the option expires or terminates, shares not issued under such option are again available for the grant of options under the Plan.

  Each option may be exercised from time to time during its term, in part or in whole, subject to such vesting requirements and any other limitations that the Committee, in its discretion, may specify at the time of grant. Unless the Committee otherwise determines at the time of grant, options become exercisable (or vest) at the rate of 25% per year that the employee holds such options so that options do not become fully exercisable until four years from the date of grant. Subject to certain limitations, the Committee may, in its discretion: (i) accelerate the time at which any outstanding option or part thereof shall become exercisable and (ii) extend the time during which any outstanding option may be exercised, provided that no option may be exercised more than ten years (in the case of an Incentive Stock Option) or ten years and one month (in the case of any other option) after the date of grant.

  Stock Appreciation Units. Under the Plan the Committee is given discretion to grant units having such maturity date as the Committee may specify (including units which are "exercisable" by the grantee through his or her selection of the maturity date). The number of units granted and the terms and conditions of all units shall be determined by the Committee. The base value of a unit shall not be less than the fair market value of a share of Class A Stock on the date of grant and no unit shall have a maturity date later than ten years and one month after the date of grant. Unless the Committee shall otherwise determine, each unit shall have a base value equal to the fair market value of the Class A Stock on the date of grant, shall have a maturity date which is the fifth anniversary of the date of grant and shall provide that the grantee is not entitled to payment unless such employee has remained an employee of the Company from the date of grant to the maturity date (except in the event of death or retirement, in which case the maturity date shall be the date the employee ceases to be employed by the Company or a subsidiary).

  Transferability of Options. Options and units are not transferable otherwise than by will or the law of descent and distribution, except to such transferees and on such terms as the committee may approve.

  Termination of Employment or Death of Optionee. Except as expressly provided in the Plan, options terminate on the earlier of: (i) the date of expiration thereof, (ii) immediately upon termination of the employment relationship between the Company and the optionee for cause, or (iii) 30 days (or up to two years if the Committee so provides) after termination of the employment relationship between the Company and the optionee without cause for any reason other than death, retirement in good standing or disability.

  If an optionee dies while in the employ of the Company and before the date of expiration of an option, such option terminates on the earlier of such date of expiration or two years following the date of such death. After the death of an optionee, his or her executors or administrators have the right, at any time prior to the termination of such option, to exercise such option to the extent that such option was vested immediately prior to his or her death.

  If the optionee is retired in good standing from the employment of the Company for reason of age or disability before the date of expiration of an option, such option terminates on the earlier of such date of such expiration or a date from 90 days to two years (as the Committee determines) after the date of such retirement. In the event of such retirement the optionee has the right prior to the termination of such option to exercise the option to the extent to which he or she was entitled to exercise such option immediately prior to such retirement.

  Tax Consequences. The following discussion is intended only as a brief summary of the United States Federal income tax consequences of the grant and exercise of options and units. The discussion addresses only the United States Federal income tax consequences to employees who are citizens or residents of the United States and who perform services within the United States. Some employees who are employees of the Company's foreign subsidiaries may be subject to tax under the law of the country where they are citizens or residents, which may differ significantly from the United States income tax law. The laws governing the tax aspects of stock options and stock appreciation rights are highly technical, and such laws are subject to change at any time, which could be retroactive in nature.

  The Committee has the discretion to grant either (i) Incentive Stock Options with the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or (ii) options which do not qualify as Incentive Stock Options and which shall be referred to herein as "nonstatutory options." The United States income tax consequences will vary depending on which type of option is granted.

  Tax Consequences of Incentive Stock Options to United States Citizens or Residents. An optionee generally will not recognize taxable income or loss on the grant or exercise of an Incentive Stock Option, but he may incur alternative minimum tax liability on exercise of the Incentive Stock Option. Neither the Company nor any subsidiary will be entitled to any deduction on the grant or exercise of an Incentive Stock Option.

  An optionee's tax consequences from the sale or other disposition of shares acquired on the exercise of an Incentive Stock Option will depend on when such sale or disposition occurs. If the optionee holds the option shares for more than two years after the Incentive Stock Option was granted and for more than one year after the Incentive Stock Option was exercised (the "Required Holding Periods"), he will recognize long-term capital gain or loss when he sells or disposes of his shares equal to the difference between the proceeds he receives and his tax basis in the option shares (generally the exercise price paid for the shares, except as otherwise discussed below). In such case, neither the Company nor any subsidiary will be entitled to a deduction on the optionee's sale or disposition of his shares.

  If an optionee sells the shares acquired upon exercise of an option without satisfying the Required Holding Periods (a "Disqualifying Disposition"), he generally will recognize ordinary taxable income, and the Company, or a United States subsidiary, if the subsidiary is the optionee's employer, will be entitled to a deduction for the amount of ordinary income taxed to the optionee. The amount of ordinary income taxable to the optionee (and the corresponding deduction) is calculated by deducting the option price from the lesser of (i) the fair market value of the shares on the exercise date and
(ii) the price at which the optionee sells or otherwise disposes the shares (unless such sale or disposition is to a related party, in which case the fair market value must be used even if the sales price is lower). If the price at which the optionee sells the shares exceeds the shares' fair market value on the exercise date, the excess will be taxed as capital gain. This capital gain will be either long or short-term depending on whether the optionee held the shares for more than one year. Neither the Company nor any subsidiary will be entitled to a deduction for the capital gain.

  If an optionee delivers previously-acquired Class A Stock (other than stock acquired upon exercise of an Incentive Stock Option and not held for the Required Holding Periods) in payment of all or part of the option price of an Incentive Stock Option, the optionee generally will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired stock after its acquisition date. The optionee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for, the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the number of shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously-acquired shares used to pay the exercise price, and the holding period of those excess shares will begin on the date of exercise. Proposed regulations provide that where an Incentive Stock Option is exercised using previously-acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

  If an optionee pays the exercise price of an Incentive Stock Option in whole or in part with Class A Stock that was previously acquired upon the exercise of an Incentive Stock Option and that has not been held for the Required Holding Periods, the optionee will recognize ordinary taxable income with respect to the shares surrendered under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The optionee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income recognized by the optionee.

  Tax Consequences of Nonstatutory Options and Stock Appreciation Units to United States Citizens or Residents. In general, upon the grant of a nonstatutory option or unit, the grantee will not recognize taxable income or loss, and neither the Company nor any subsidiary will be entitled to a deduction.

  Upon the exercise of a nonstatutory option, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will constitute ordinary taxable income to the optionee. Payment of amounts due to an employee pursuant to a stock appreciation unit will constitute ordinary taxable income to the employee at the time of payment. The Company, or if the optionee is employed by a subsidiary of the Company, the subsidiary, will be entitled to a corresponding deduction. In the event the Company makes payment pursuant to a unit in the form of shares of Class A Stock, the employee's basis in such stock will equal the fair market value thereof on the date of payment.

  If an optionee delivers previously-acquired Class A Stock, however acquired, in payment of all or part of the option exercise price of a nonstatutory option, the optionee generally will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired stock after its acquisition date. The optionee's tax basis in and, the holding period for, the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. The excess of the fair market value of the shares received over the option exercise price constitutes compensation taxable to the optionee as ordinary income. Such fair market value is determined on the date of exercise. Shares received in excess of the number of shares surrendered have a tax basis equal to their fair market value on the exercise date, and their holding period begins on the exercise date. The Company generally is entitled to a tax deduction equal to the compensation income recognized by the optionee.

                            EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

  The following table (the "Summary Compensation Table") sets forth the annual and long-term compensation paid, or accrued for, the executive officers named below (the "named executive officers") by the Company or its subsidiaries during 1997, 1996 and 1995:

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                                                    AWARDS
                                                                 ------------
                                     ANNUAL
                                  COMPENSATION      OTHER ANNUAL               ALL OTHER
   NAME AND PRINCIPAL          -------------------- COMPENSATION OPTION/SARS  COMPENSATION
  POSITION DURING 1997    YEAR SALARY($)   BONUS($)     ($)         (#)(1)        ($)
  --------------------    ---- ---------   -------- ------------ ------------ ------------
Einar W. Sissener........ 1997  450,000    125,000        *              0            0
 (Chairman, Director and  1996  365,839(2)       0        *              0       19,515(3)
 Chief Executive Officer  1995  384,395(2)       0        *              0       32,583(3)
Jeffrey E. Smith......... 1997  355,004     60,000        *         24,000       24,999(4)
 (Vice President--Finance 1996  355,004          0        *              0       26,416(4)
 and Chief Financial
  Officer)                1995  355,066     40,000        *         15,000       21,300(4)
Thomas Anderson (5)...... 1997  353,365    110,000        *         70,000        8,085(4)
 (Vice President and
  President of            1996        0          0                       0
 U.S. Pharmaceuticals
  Division)               1995        0          0                       0
Bruce I. Andrews (6)..... 1997  193,460     60,000        *         35,000        5,538(4)
 (Vice President and      1996        0          0                       0            0
  President, Animal       1995        0          0                       0            0
  Health Division)
Ingrid Wiik.............. 1997  183,286          0        *         18,000       47,304(3)
 (Vice President and      1996  184,543          0                       0       47,006(3)
  President,              1995  176,305     31,515                  15,000       41,358(3)
  International
  Pharmaceutical
  Division)
David E. Cohen (7)....... 1997  292,591          0        *         20,000      553,236(8)
 (Former Vice President
  and                     1996  290,004          0                       0       18,318
 President--
  Animal Health Division) 1995  279,994    100,000                  15,000       16,800

---------------------
 * The Company provides automobile allowances to its executive officers and an apartment (in lieu of hotel accommodations) to Mr. Sissener while he is in the United States. The incremental cost of such perquisites in each of 1997, 1996, and 1995 was not in excess of the lesser of (a) $50,000 and (b) 10% of the amounts reported as Salary and Bonus for such year in the Summary Compensation Table.

(1) Reflects options granted under the Stock Option Plan. The Company has not granted any stock appreciation rights ("SARs") to any of the named executive officers in 1995, 1996 or 1997.

(2) At Mr. Sissener's request his 1995 base salary was reduced by $40,000 from the amount approved by the Compensation Committee and his 1996 salary was reduced by $64,302 from the minimum amount specified in his employment agreement.

(3) Includes pension premiums paid to a Norwegian insurance company to fund pension payments for executive officers.

(4) Includes contributions by the Company to various employee profit-sharing and saving plans.

(5) Mr. Anderson initially became an employee of the Company on January 1, 1997. He was an executive officer of FoxMeyer Corporation until February of 1996; approximately six months prior to FoxMeyer's filing for protection under Chapter 11 of the Bankruptcy Act.

(6)Mr. Andrews initially became an employee of the Company on May 1, 1997.

(7) Mr. Cohen ceased to be an officer of the Company prior to December 31, 1997.

(8) Includes $536,667 which the Company has accrued for payment to Mr. Cohen from January 1, 1998 through April 30, 2000 in connection with the change of his status from an officer of the Company to that of a consultant. As a consultant Mr. Cohen, to the extent requested by the Company, must perform at least 30 days of consulting per annum. Also includes $16,569 with respect to Company contributions to various employee profit sharing and savings plans. Does not include any consulting services in excess of 30 days per annum which may be performed after January 1, 1998; for which Mr. Cohen would receive $1,260 per day.

EMPLOYMENT AGREEMENTS

  Mr. E.W. Sissener is a party to an agreement dated March 14, 1996 for his employment as Chairman and Chief Executive Officer through the annual stockholders meeting in 1999. The agreement provides that his base salary and cash bonus is subject to review and increase by the Board and is payable in part by Alpharma Oslo and in part by the Company. His salary for 1998 has been established at $600,000. If Mr. Sissener's employment is terminated or he is not elected Chairman and Chief Executive Officer for any reason other than cause, he is entitled to receive one year's base salary. The agreement provides that for ten years following his employment Mr. Sissener will provide consulting services to the Company as requested for up to 36 days per year and will be entitled to receive $54,000 annually (subject to adjustment based on the consumer price index). The agreement does not affect the pension and other benefits generally available to senior executives of Alpharma Oslo (a subsidiary of the Company) which Mr. Sissener is entitled to receive.

  Mr. Jeffrey E. Smith is a party to an employment arrangement with the Company dated July 30, 1991 which provides that, if his employment is terminated by the Company for any reason other than for cause, he is entitled to receive base salary and certain benefits for one year. Mr. Smith participates in all of the employee benefits available to executives of the Company. Upon retirement, the Company will pay to Mr. Smith supplemental retirement benefits equal to the amount, if any, by which the pension due under the Company's Non-Contributory Retirement Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service.

  Ms. Ingrid Wiik is a party to an employment arrangement with Alpharma Oslo which provides that in the event she (x) is terminated for any reason other than for cause, or (y) wishes to terminate her employment due to organizational changes or other significant changes of her working conditions or responsibilities which she does not wish to accept, in both cases she is entitled to receive salary and certain other benefits for a period of eighteen
(18) months thereafter. Ms. Wiik participates in all of the employment benefits available to executives of Alpharma Oslo (See "Retirement Plans").

  Mr. Anderson is a party to an employment arrangement with the Company which provides that in the event he is terminated for any reason other than cause or the disposition of the Company's U.S. Pharmaceutical Division (the "Unit Disposition") he will receive salary and certain other benefits for up to 18 months. If Mr. Anderson's employment is terminated in connection with a Unit Disposition he will receive salary and certain fringe benefits for up to 24 months. He participates in all of the employee benefits available to executives of the Company.

  Mr. Andrews is a party to an employment arrangement with the Company which provides that in the event he is terminated for any reason other than cause or the disposition of the Company's Animal Health Division he will receive salary and certain other benefits for up to 18 months. If Mr. Andrew's employment is terminated in connection with a Unit Disposition he will receive salary and certain fringe benefits for up to 24 months. He participates in all of the employee benefits available to executives of the Company.

  On March 13, 1998 Mr. Gert W. Munthe agreed to an employment contract with the company pursuant to which he will become the President and Chief Operating Officer ("COO") of the Company effective May 1, 1998 and the President and Chief Executive Officer ("CEO") of the Company effective as of the 1999 Annual Meeting. Mr. Munthe will receive salary at an annual rate of $400,000 while serving as COO and salary at an initial annual rate of $600,000 while serving as CEO. Mr. Munthe will also be eligible for an annual bonus of up to 75% of his salary with a guaranteed minimum bonus of $75,000 for calendar 1998 and stock option grants aggregating 150,000 shares of the Company's Class A Common Stock during 1998 and 1999. Mr. Munthe has agreed to relocate his primary residence to the New York Metropolitan area to allow him to establish his office at the Company's U.S. headquarters. In connection with this relocation, the Company has agreed to reimburse Mr. Munthe for certain relocation expenses and to guaranty or otherwise facilitate a loan with respect to his new primary residence. In addition Mr. Munthe will participate in all other employee benefits available to executives of the Company and, if his employment is terminated for any reason other than for cause, or he is not elected to the executive positions set forth above, he is entitled to an amount equal to two years base salary.

ANNUAL PERFORMANCE INCENTIVE PLAN

  The Company has approved a Bonus Plan for the 1998 fiscal year which provides that all executive officers performing services for one of the Company's operating divisions will be entitled to receive a cash bonus within a target range if the appropriate operating group achieves certain operating income levels relative to budget. The bonus for Mr. Smith and other corporate executives is based upon the overall performance of the Company both in terms of operating income and earnings per share relative to budget. In addition all bonuses take into consideration certain individual performance factors. Higher bonuses than the target level may be paid if specified income levels are exceeded but no bonuses will be paid if applicable income thresholds are not met. Messrs. Smith, Anderson and Andrews have a target bonus of 50% of base salary. As with all similarly situated international employees, the target bonus level for Ms. Wiik is 16% of base salary. The Company reserves the right to alter the terms and conditions of the Plan during 1998 for unanticipated events and other equitable factors. Messrs. Sissener and Munthe are not covered by this bonus plan. (See "Employment Agreements").

GRANTS OF OPTIONS

  The following table discloses, for the named executive officers (a) the number of shares as to which options were granted during 1997 and 1998 (through March 30) and (b) the option exercise price (which was in all cases, not less than the market price on date of the grant). All grants are options under the Company's Stock Option Plan.

                                      1997                           1998(3)
                         ------------------------------- -------------------------------
NAME                     NUMBER OF SHARES EXERCISE PRICE NUMBER OF SHARES EXERCISE PRICE
----                     ---------------- -------------- ---------------- --------------
Einar W. Sissener.......           0               0               0               0
Jeff Smith..............      24,000         $13.875          40,000         $22.125
Thomas Anderson.........      70,000          13.607(1)       25,000          22.125
Bruce Andrews...........      35,000          14.625          55,000          22.125
Ingrid Wiik.............      18,000          22.20 (2)       75,000          30.09 (2)

---------------------
(1) Multiple grants made; exercise price is the average for all grants during year.
(2) Options granted at over the market price on the date of grant due to Norwegian tax considerations.
(3) 1998 options were granted after the dates used to determine information contained in the tables under "Security Ownership of Certain Beneficial Owners" and "Option Exercises and Values" and are therefore not reflected therein.

OPTION EXERCISES AND VALUES

  The following table discloses, for the named executive officers, (a) the number of shares acquired upon exercise of options or with respect to which such options were exercised and the aggregate dollar value realized upon such exercise and (b) the number and value of unexercised options, in each case as of December 31, 1997.

             1997 AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

                                                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                          NUMBER OF                UNDERLYING UNEXERCISED             IN-THE-MONEY
                           SHARES                  OPTIONS AT 12/31/97 (1)       OPTIONS AT 12/31/97 (1)
                         ACQUIRED ON    VALUE     ------------------------- ---------------------------------
NAME                      EXERCISE   REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE (2) UNEXERCISABLE (2)
----                     ----------- ------------ ----------- ------------- --------------- -----------------
Einar W. Sissener.......        0            0           0            0               0                0
Jeffrey E. Smith........    3,750       36,095      70,000       41,250         370,500          256,313
David E. Cohen..........    3,000       27,126      41,750       37,250         238,500          224,813
Tom Anderson ...........        0            0           0       70,000               0          570,000
Bruce I. Andrews .......        0            0           0       35,000               0          249,375
Ingrid Wiik.............        0            0       6,000       35,000          33,750           60,000

---------------------
(1) All grants are options under the Company's Stock Option Plan.

(2) Value is based on the closing price of a share of Class A Common Stock on December 31, 1997 ($21.75) minus the exercise price.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  As a result of an administrative delay in informing said individuals of the March, 1997 grant of options, each of the named executive officers, except Mr. Sissener, were approximately 30 days late in reporting said grant to the Securities and Exchange Commission.

RETIREMENT PLANS

  Messrs. Jeffrey E. Smith, Tom Anderson and Bruce I. Andrews are participants in the Alpharma Inc. Pension Plan (a qualified defined benefit plan) (the "Pension Plan"). Mr. Sissener and Ms. Wiik do not participate in the Pension Plan. Under the Pension Plan, both salaried and hourly employees are eligible for benefits. Participants are entitled to receive their specified annual benefit, in the form of a life annuity or, at the election of participants, its actuarial equivalent in certain other forms, commencing within one month of their

65th birthday. The specified annual benefit is equal to (x) the sum of (i) 0.8% of the participant's highest five-year Final Average Compensation (as defined below) up to "covered compensation" (($29,304 for 1997) plus (ii) 1.45% of the participant's highest five-year Final Average Compensation in excess of "covered compensation" ($29,304 for 1997), multiplied by (y) the number of years of benefit service (up to a maximum of 30 years)). The Pension Plan also provides for an early retirement benefit which is equal to the specified annual benefit described above, reduced actuarially for each year by which the early retirement date precedes the normal retirement date.

  The following table sets forth the approximate annual retirement benefit under the Pension Plan based on years of service and Final Average Compensation.

                              PENSION PLAN TABLE

                                      YEARS OF SERVICE
                    ------------------------------------------------------------
REMUNERATION (1)       15           20           25           30         35 (2)
----------------    --------     --------     --------     --------     --------
 $125,000           $ 24,330     $ 32,440     $ 40,551     $ 48,661     $ 48,661
 $150,000             29,768       39,690       49,613       59,536       59,536
 $175,000             35,205       46,940       58,676       70,411       70,411
 $200,000             40,643       54,190       67,738       81,286       81,286
 $225,000             46,080       61,440       76,801       92,161       92,161
 $250,000             51,518       68,690       85,863      103,036      103,036
 $275,000             56,955       75,940       94,926      113,911      113,911
 $300,000             62,393       83,190      103,988      124,786      124,786
 $325,000             67,830       90,440      113,051      135,661      135,661
 $350,000             73,268       97,690      122,113      146,536      146,536
 $375,000             78,705      104,940      131,176      157,411      157,411
 $400,000             84,143      112,190      140,238      168,286      168,286
 $425,000             89,580      119,440      149,301      179,161      179,161
 $450,000             95,018      126,690      158,363      190,036      190,036
 $475,000            100,455      133,940      167,426      200,911      200,911
 $500,000            105,893      141,190      176,488      211,786      211,786

---------------------
(1) Final average compensation. Current Federal pension law limits average annual compensation considered for benefit purposes to $160,000 for 1997 and $160,000 for 1998.

(2)The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of the Pension Plan, an employee's "Final Average Compensation" generally is his regular cash salary (excluding bonuses) for the five consecutive years of service in which his compensation was highest during the ten years of service immediately preceding his retirement. In 1997, the respective amounts of the compensation of Messrs. Smith, Anderson and Andrews would have been $355,004, $353,365, and $193,460, respectively, under the Pension Plan if there were no limitations under Federal pension law. However, due to the Federal pension law, the respective amounts of compensation of Messrs. Smith, Anderson and Andrews under the Pension Plan in 1997 were limited to $160,000. Mr. Smith, however, is entitled to supplemental retirement benefits from the Company equal to the amount, if any, by which the pension due under the Pension Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service. The years of service credited under the Pension Plan as of December 31, 1997 to such officers were as follows: Mr. Smith 13 years, Mr. Anderson 1 year and Mr. Andrews 1 year.

  Under the Pension Plan, in the event of the termination of employment prior to retirement, part of the employee's benefit may be forfeited. A retirement benefit, payable in the form of a life annuity following the employee's 55th birthday, is equal to an accrued percentage of the normal retirement benefit, actuarially reduced to reflect commencement of payments prior to the normal retirement date. As to employees hired on or after January 1, 1989, pension benefits under the Pension Plan vest after five years of employment with the Company. Pension benefits under the Pension Plan of employees hired prior to January 1, 1989 are currently 100% vested.

  Mr. Einar W. Sissener and Ms. Ingrid Wiik are active participants in the pension plan of Alpharma Oslo, the Company's Norwegian subsidiary (a defined benefit plan) (the "Oslo Pension Plan"). Under the Oslo Pension Plan, both salaried and hourly employees are eligible for benefits. The retirement age under the Oslo Pension Plan is 67 years of age. A participant's specified annual benefit under the Oslo Pension Plan is equal to (x) the difference between (i) 60% of such participant's Final Compensation (as defined below) and (ii) the social security benefit (194,156 Norwegian Kroner ("NOK") or approximately $26,500 for 1997) multiplied by (y) a fraction, the numerator of which is the number of years of service (up to a maximum of 30 years) and the denominator of which is 30.

  The following table sets forth the approximate annual retirement benefit under the Oslo Pension Plan based on years of service and Final Compensation.

                          OSLO PENSION PLAN TABLE (1)

                                      YEARS OF SERVICE
                     ---------------------------------------------------------------
REMUNERATION (2)       15            20            25            30          35 (3)
----------------     -------       -------       -------       -------       -------
 $125,000             24,250        32,333        40,416        48,500        48,500
 $150,000             31,750        42,333        52,916        63,500        63,500
 $175,000             39,250        52,333        65,416        78,500        78,500
 $200,000             46,750        62,333        77,916        93,500        93,500
 $225,000             54,250        72,333        90,416       108,500       108,500
 $250,000             61,750        82,333       102,916       123,500       123,500
 $300,000             76,750       102,333       127,916       153,500       153,500
 $400,000            106,750       142,333       177,916       213,500       213,500
 $450,000            121,750       162,333       202,916       243,500       243,500
 $500,000            136,750       182,333       227,916       273,500       273,500

---------------------
(1) The payments under the Oslo Pension Plan are made in Norwegian kroner. For purposes of the Oslo Pension Plan Table, such NOK amounts were translated into United States dollars using the exchange rate at December 29, 1997 of NOK 7.3267 to $1.00.

(2)Final compensation.

(3)The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of determining a benefit under the Oslo Pension Plan, salary or bonus payable by the Company or a subsidiary other than Alpharma Oslo is excluded. For purposes of the Oslo Pension Plan, an employee's "Final Compensation" is his or her base cash salary in their last year of service. If Mr. Sissener were to retire with his last year of service being 1997, the amount of his Final Compensation for purposes of calculating his pension benefits under the Oslo Pension Plan would have been NOK 1,250,000 (or approximately $170,609). If Ingrid Wiik were to retire with her last year of service being 1997, the amount of her Final Compensation for purposes of calculating her benefits under the Oslo Pension Plan would have been NOK 1,140,000 (or approximately $155,595). It should be noted that payments under the Oslo Pension Plan are indexed, such that the amount of such payments are increased by the same percentage as any increase in Norwegian Social Security benefits. In addition, under the Oslo Pension Plan if a participant dies, such participant's spouse is entitled to receive 55% of the participant's specified annual benefit. Mr. Sissener has accrued the maximum thirty years of service and Ingrid Wiik has accrued 26 years of service (including those accrued when each was employed by unaffiliated companies) under the Oslo Pension Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board of Directors is responsible for reviewing the performance of the Chief Executive Officer ("CEO") and recommending to the Board the amount of compensation and other benefits payable to the CEO, reviewing and approving the compensation and benefits of other executive officers and highly paid personnel, reviewing the general compensation and employment benefit policies for management personnel, reviewing management development and succession matters and approving any material new benefit plan or reviewing amendment to an existing benefit plan. During 1997, two members of the Compensation Committee (Messrs. Gibian and Tombros) also served as the committee established under the Company's Stock Option Plan with authority to fix the terms of, and grant options under, such plan. The Compensation Committee is comprised of non-employee directors.

  In general, the Compensation Committee strives to meet the following objectives in making compensation decisions and recommendations for executive officers and other key personnel: (1) provide overall compensation that is competitive in its ability to attract and retain highly qualified personnel;
(2) relate compensation to the degree to which the Company (and/or the specific business unit for which an executive is responsible) attains its annual earnings or other performance targets; (3) reward excellent individual performance, with special consideration for specific projects completed or adverse conditions overcome; and (4) provide incentive to contribute to the long-term growth of the Company's businesses and stockholder value. The Committee does not intend to approve or recommend compensation which would not be deductible under Section 162 of the Internal Revenue Code of 1986, as amended and consults with tax advisors as necessary to avoid any unintended result.

  As reflected in the Summary Compensation table, there are three principal components of senior executive compensation; salaries, bonuses and long-term stock-based incentives. Salaries are determined annually, primarily on the basis of industry standards as applied to each executive's background, experience and overall performance with the Company. In March 1997, the Committee approved an annual performance incentive plan for 1997 which provided that the Company's executive officers (other than the CEO) and other highly paid personnel could receive cash bonuses within target ranges based upon company wide and divisional earnings thresholds. The plan generally provided for potentially higher bonuses to the extent income thresholds were exceeded and no bonuses to the extent that the applicable divisional threshold was not met. Executives whose responsibilities were broader than a particular division had a larger portion of their bonus potential dependent on the overall earnings performance of the Company. Executives with less ability to influence Company-wide or divisional performance have a greater proportion of their bonus dependent on individual performance. The plan was also subject to discretion of the CEO and Committee with respect to individual performance and other factors. Certain variations were made in bonus determinations which the Compensation Committee considered appropriate.


  In early 1998 the Committee approved a modified performance incentive plan for 1998 which established a minimum Company-wide operating income level and operating income targets for each division. Under the 1998 plan bonuses will be payable to executives and other key employees based upon levels by which operating income of the applicable operating unit exceeded the levels set forth in the plan but only if the Company-wide income threshold is met. The Committee believes that the bonus targets in the 1998 plan properly tie an executive's bonus to the performance, as measured by operating income, of the Company and, if applicable, the appropriate division. The CEO is not covered by the plan.

  During 1997 the Committee continued to review plans with the CEO for a successor chief executive. After discussions with the CEO, meeting with the candidate selected and reviewing his background and experience, the Committee negotiated and recommended to the Board an employment agreement with Mr. Gert Munthe which was executed in March, 1998. Under the employment agreement Mr. Munthe will serve as Chief Operating Officer commencing May 1, 1998 and is expected to be elected Chief Executive Officer at the time of the Company's Annual Meeting of Stockholders in 1999. The compensation arrangements with Mr. Munthe were established after reviewing a report from Coopers & Lybrand analyzing compensation and other employment terms that were competitive with comparable companies.

  The CEO received base salary of $450,000 in 1997 pursuant to his employment contract with the Company which entitles him to receive a bonus up to 100% of his base salary. The Compensation Committee determined to award a bonus of $125,000 to the CEO with respect to 1997. The bonus was determined after reviewing the Company's and CEO's performance in 1997, with particular weight given to the return to profitable operations of all divisions, the addition of new Presidents in the Animal Health and United States Pharmaceutical Divisions, the CEO's role in establishing the successor arrangement and the increase in 1998 base salary referred to below. In view of the relatively low base salary of the CEO (compared to industry surveys reviewed by the Committee and to the compensation level provided in Mr. Munthe's employment arrangement) as well as the Company's improving performance, the Committee approved an increase in the CEO's base salary to $600,000 for 1998. The CEO was not awarded stock options in 1997 in view of the CEO's personal ownership of a substantial amount of the Company's outstanding warrants as well as the long term nature of option grants.

  In March, 1997, the Committee under the Option Plan granted options to purchase 453,750 Class A shares to 137 personnel. Each of these options has a five-year term and vests in equal installments over four years but is not exercisable (except in the event of termination of employment or hardship) until the fourth anniversary of grant. These options were granted on the basis of a program, reviewed and approved by the Committee, under which the number of options issued to an individual is based on his or her salary level and the benefit that is projected to result from the option if certain earnings and share price levels are attained by the Company. Because of matters relating to Norwegian tax laws, those recipients employed in Norway received options with a higher exercise price, but with a larger concomitant amount of options relative to their salary level.

  In late 1997 and early 1998 the Committee discussed the program for granting options under the Stock Option Plan in 1998. The Committee discussed means of structuring options to enhance the mutuality of interests of key employees and stockholders in share value appreciation and, based upon a review of information concerning comparable public companies, recommended generally larger grants for all key personnel and that executive officers with similar responsibilities receive grants in 1998 which would result in the total options held by such officers to be at approximately the same level (considering length of service). The Committee recommended that all grants made to key employees outside Norway consist of options vesting in four annual installments and having a seven year term. As with the 1997 grants, Norwegian tax considerations resulted in the Committee recommending that Norwegian key employees receive larger grants of shorter term options, with exercise prices above the market price of the shares on the grant date. In March 1998 the Committee under the stock option plan granted 142 personnel options to purchase 813,000 Class A shares which options have the terms recommended by the Committee. At such time the named executive officers received options as set forth elsewhere in the Proxy Statement.

                                          By the Compensation Committee:

                                          Peter G. Tombros (Chairman)
                                          Thomas G. Gibian
                                          I. Roy Cohen
                                          Glen E. Hess

PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return during the last five years with the Media General Financial Services Index for Pharmaceutical Companies (which index includes 298 corporations that describe themselves as drug manufacturers and are publicly traded) and The New York Stock Exchange Index. The graph assumes $100 invested on December 31, 1992 in the Company's Class A Stock and $100 invested at that time in each of the selected indices. The comparison assumes that all dividends are reinvested.

                             [PLOT POINTS TO COME]

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  A.L. Industrier and the Company subsidiary Alpharma Oslo are parties to a lease (the "Skoyen Lease") pursuant to which A.L. Industrier leases to Alpharma Oslo the land and facility in Oslo, Norway where Alpharma Oslo's principal administrative offices and fermentation plant for its bulk antibiotics and animal health businesses are located. The Skoyen Lease has a term ending in 2014, which term is renewable, at the option of Alpharma Oslo, for four additional consecutive five year terms. Basic rent during the initial term is $1.00 per year and, during any renewal term thereafter, basic rent will be the then prevailing fair rental value of the premises. In addition to basic rent, Alpharma Oslo pays documented expenses of ownership and operation of such facility, such as taxes and maintenance expense. Alpharma Oslo has the right to terminate the Skoyen Lease at any time during its term upon twelve months written notice to A.L. Industrier.

  Alpharma Oslo is a party to an administrative services agreement (the "Administrative Services Agreement") with A.L. Industrier, pursuant to which Alpharma Oslo provides certain administrative services to A.L. Industrier. Such services are provided on a full cost basis, except that A.L. Industrier is required to pay Alpharma Oslo a minimum fee for services rendered during calendar year 1997 equal to NOK 3,000,000. In 1997, A.L. Industrier paid Alpharma Oslo NOK 3,000,000 (or $424,000 based on the NOK exchange rates in effect on the dates such fees were paid). The Administrative Services Agreement expired in January 1997 and was automatically extended for a one-year term. Such one-year extensions will continue unless the agreement is terminated by either of the parties thereto, upon six months' notice.

  During 1997, the Company through Alpharma Oslo and its subsidiaries sold $3,107,000 of products, primarily multivitamins and adhesive products, to a subsidiary of A.L. Industrier for distribution of these products to retail food stores. In addition, during 1997 Alpharma Oslo purchased $34,000 of product from a subsidiary of A.L. Industrier.

  On June 27, 1997 A.L. Industrier purchased 1,273,438 additional shares of Class B Common Stock for net consideration of $20,379,000.

  On March 30, 1998, Industrier purchased at par for cash a convertible subordinated note issued by the Company (the "Industrier Note") in the principal amount of $67,850,000, concurrently with the issuance by the Company of $125,000,000 of Convertible Subordinated Notes to unaffiliated third parties (the "Notes"). The Industrier Note has substantially the same terms (including interest rate, conversion price and maturity date) as, and will rank pari passu with, the Notes, except that the Industrier Note is convertible into Class B Common Stock instead of Class A Common Stock. The Industrier Note, so long as it is held by Industrier or any other affiliate of the Company, is not convertible at the holder's discretion but instead will automatically be converted into Class B Common Stock on or after the third anniversary of issuance if at least 75% of the Notes are converted into Class A Common Stock by the holders thereof. The Industrier Note is exchangeable, in whole or in part, into Notes at any time after October 31, 1999, solely for the purpose of enabling the holder to sell the Notes received in such exchange to an unaffiliated transferee. Industrier has agreed not to sell the Industrier Note or any Common Stock of the Company until after October 31, 1999.

  All transactions with A.L. Industrier are subject to review by, and in certain circumstances prior approval of, the Audit Committee. See "Board of Directors and Committees--Committees of the Board" above.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

  Mr. I. Roy Cohen, who as of January 15, 1991 retired as President and Chief Executive Officer, has a contract to act as a special consultant to the Company for a ten-year period following such retirement (the "Consultant Term"). During the Consultant Term, the Company is required to pay him a minimum annual consideration of $143,500 (for 1997) which may be increased to reflect services rendered in excess of 40 days during the year, inflation and other factors, and to provide him with an automobile allowance and certain other employee benefits. The amount earned under such contract for excess days over 40 with respect to 1997 was $92,410. The contract provides, in the event of Mr. Cohen's disability, death or termination during the Consultant Term, for continued payments to Mr. Cohen (or his wife or children in the case of his death) of the remaining amounts he would otherwise be entitled to receive.

  Mr. Glen E. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

  Mr. David E. Cohen, is the nephew of Mr. I Roy Cohen.

  Mr. Gert W. Munthe is a director of A.L. Industrier and the son-in-law of Mr. Einar W. Sissener.

                             INDEPENDENT AUDITORS

  Coopers & Lybrand L.L.P. has been selected to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1998. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to questions of stockholders. The appointment of the auditors has been approved by the Company's Board of Directors based upon the recommendation of the Audit Committee.

              STOCKHOLDERS' PROPOSALS FOR THE 1999 ANNUAL MEETING

  In order to be considered for inclusion in the proxy statement for the 1999 Annual Meeting of Stockholders, stockholder proposals must be submitted to the Company on or before December 3, 1998.

                                OTHER BUSINESS

  As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

                                          By order of the Board of Directors

                                          Robert F. Wrobel
                                          Secretary
                                          ALPHARMA INC.

                            YOUR VOTE IS IMPORTANT
                PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED
             FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                                                                        APPENDIX


                                 ALPHARMA INC.

            1997 INCENTIVE STOCK OPTION AND APPRECIATION RIGHT PLAN

                               TABLE OF CONTENTS

  1.   Purpose of the Plan..............................................   A-1
  2.   Administration...................................................   A-1
  3.   Shares Relating to Options and Units.............................   A-1
  4.   Authority to Grant Options and Units.............................   A-1
       Limitation on Value of Shares Covered by Incentive Stock Options
  5.   granted to any Employee..........................................   A-2
  6.   Eligibility......................................................   A-2
  7.   Option Price and Base Value......................................   A-2
  8.   Terms of Options; Vesting........................................   A-2
  9.   Terms and Conditions of Units; Vesting...........................   A-3
 10.   Exercisability of Options and Exercisable Units..................   A-4
 10A.  Procedure for Exercise of Options................................   A-4
 10B.  Withholding Tax Requirements on Exercise of Options..............   A-4
 10C.  Option Exercise with Previously Acquired Stock...................   A-5
 11.   Transferability of Benefits......................................   A-5
 12.   Termination of Employment or Death Options.......................   A-5
 13.   Requirements Imposed by Law......................................   A-6
 14.   No Rights as Stockholder.........................................   A-6
 15.   No Employment Obligation.........................................   A-6
 16.   Changes in the Firm's Capital Structure..........................   A-6
 17.   Amendment or Termination of Plan.................................   A-7
 18.   Written Agreement................................................   A-7
 19.   Director and Stockholder Approval: Duration of Plan..............   A-8

                                 ALPHARMA INC.

            1997 INCENTIVE STOCK OPTION AND APPRECIATION RIGHT PLAN

1. Purpose of the Plan.

  This 1997 Incentive Stock Option and Appreciation Right Plan (the "Plan") of Alpharma Inc. (the "Company") is designed to provide incentive to present and future executive, managerial, marketing, technical and other key employees of the Company and of its subsidiaries (hereinafter referred to as "Employees") by affording such Employees an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Class A Common Stock, with $.20 par value (hereinafter referred to as the "Common Stock") or benefits based on the value of such shares. By encouraging stock ownership by, or providing benefits based on the value of the Company's shares to, such Employees, the Company seeks to attract and retain in its and its subsidiaries' employ persons of exceptional competence and seeks to furnish an added incentive for them to increase their efforts on behalf of the Company.

2. Administration.

  This Plan shall be administered by a committee of the Board of Directors of the Company consisting of two or more directors (the "Committee") appointed for such purpose. All questions of interpretation and application of this Plan, of any options ("Options") or stock appreciation units ("Units") granted hereunder (collectively referred to as "Benefits"), of any related agreements and instruments, and of the value of shares of Common Stock subject to Benefits shall be subject to the good faith determination of the Committee which shall be final and binding. If for any reason a Committee shall not have been appointed, all authority and duties of the Committee under this Plan shall be vested in and exercised by the Board of Directors of the Company.

3. Shares Relating to Options and Units.

  The stock subject to the Options and other provisions of this Plan and which is the basis for the Units shall be shares of Common Stock. The total amount of the Common Stock with respect to which Benefits may be granted shall not exceed in the aggregate 4,500,000/1/ shares; provided, however, that the type and aggregate number of shares which may be subject to Benefits granted hereunder shall be subject to adjustment in accordance with the provisions of section 16 hereof, and further provided that if Incentive Stock Options (as hereinafter defined) are granted, the aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which Options are exercisable for the first time by any single employee during any calendar year shall not exceed $100,000. Shares deliverable on exercise of any Option or as payment pursuant to any Unit may be treasury shares or authorized but unissued shares.

  If for any reason the full number of shares covered by any Option are not issued before the Option expires or terminates, shares not issued under such Option shall again be available for the grant of Benefits under this Plan. If any Units cease to be outstanding before the maturity date thereof because the grantee has ceased to be an Employee or for any other reason, the number of shares as to which such unmatured Units relate shall again be available for the grant of Benefits under this Plan.

4. Authority to Grant Options and Units.

  The Committee may grant Options and Units from time to time to such eligible Employees as it shall determine; provided, however, that no Options or Units may be granted to any person who is a member of the
---------------------
/1/ As restated in March of 1998

Committee at the time of such grant. Subject only to any applicable limitations set forth in this Plan, the number of shares of Common Stock which may be purchased pursuant to any Option or as to which any Units are based shall be as determined by the Committee, but in no event may the number of Options and Units granted to any person under the Plan exceed 100,000 in any annual taxable period.

  In the discretion of the Committee, Options granted under this Plan may be "incentive stock options" as such term is defined in Section 422A of the Internal Revenue Code of 1986 ("Incentive Stock Options"), or Options which do not meet such definition. The option agreement with respect to any Option intended to qualify as an Incentive Stock Option shall so identify such Option.

  The Committee may grant Options and Units to the same Employee and, without limiting the Committee's authority to set conditions for any Benefits, may condition the maturity of the Units upon exercise of the Options or vice versa.

5. Limitation on Value of Shares Covered by Incentive Stock Options granted to any Employee.

  The aggregate fair market value (determined as of the time the Option is granted) of the Common Stock with respect to which any employee may be granted Incentive Stock Options under this Plan and any other plans of the Company or any parent or subsidiary of the Company shall not exceed the amount permitted by Section 422A of the Internal Revenue Code of 1986.

6. Eligibility.

  The individuals who shall be eligible to receive Benefits under the Plan shall be such Employees from the class of executive, managerial, marketing, technical and other key employees as the Committee shall determine from time to time.

7. Option Price and Base Value.

  The price at which shares may be purchased pursuant to any Option and the base value with respect to any Unit shall be specified by the Committee at the time the Benefit is granted, and shall be equal to or greater than the fair market value, as determined by the Options Committee, of the shares of Common Stock on the date the Benefit is granted.

  For all purposes of this Plan the fair market value of the Common Stock shall be the closing price on the principal exchange on which the Common Stock is traded on the day such value is measured (or most recent trading day), or if no such price is available, the value shall be determined in such manner as the Committee shall determine to be appropriate; provided that for purposes of determining the fair market value of the common stock on the maturity date of an exercisable Unit (as defined below), the Committee may provide that the fair market value of the common stock shall be the average of the closing prices on such principal exchange for the ten trading days prior to the maturity date.

8. Terms of Options; Vesting.

  The Committee shall determine the term of each Option and any vesting or other conditions to the exercise of any Options, provided that in no event shall the term of an Option exceed ten years and one month from the date of grant. Unless the Committee shall otherwise determine at the time of grant, Options shall vest at the rate of 25% per year that the Employee holds such Option so that Options shall not become fully exercisable until four years from the date of grant. Accordingly, unless the Committee shall otherwise determine at the time of grant, Options cannot be exercised until one year after the Option has been granted and then 25% of the Option

Shares may be purchased during the second year, an additional 25% during the third year, an additional 25% during the fourth year, and the final 25% after four years. Subject to the limitations contained in paragraph 12 hereof, the Committee may, in its discretion: (a) accelerate the time at which any outstanding Option or part thereof shall become exercisable, (b) extend the time during which any outstanding Option may be exercised (provided that no Option may be exercised more than ten years and one month after the date of grant) and (c) waive, in whole or in part, any condition to exercisability of an Option. There shall be deemed to be part of the conditions and terms of every Option granted hereunder as an Incentive Stock Option each condition, term, limitation or restriction which is required under Section 422A of the Internal Revenue Code and the applicable regulations for such Option to qualify as an Incentive Stock Option.

9. Terms and Conditions of Units; Vesting.

  Each Unit shall entitle the Employee to whom such Unit is granted to receive a payment equal to any positive difference between (i) the fair market value of one share of Common Stock on the maturity date of the Unit and (ii) the base value of the Unit. The Committee may grant Units from time to time to Employees and at the time of grant shall determine: (i) the maturity date (which may be a specific date or a date based on an occurrence, such as operating results of the Company or a division thereof, or an indeterminate date to be specified by the grantee upon "exercise" of the Unit); provided the maturity shall in no event be later than two years following termination of Employee's employment relationship; (ii) the base value of each Unit granted;
(iii) any vesting or other conditions to maturity of the Units and the Employee's right to payment; (iv) any events which may accelerate or defer maturity of the Units; and (v) any other terms relating to such Units. In no event shall the maturity date of a Unit be earlier than six months after the date of grant or be (or be deferred to) later than ten years and one month after the date of grant. A Unit as to which the grantee may select the maturity date shall be referred to in this Plan as an "Exercisable Unit". Unless the Committee shall otherwise determine, each Unit shall have a base price equal to the fair market value of the Common Stock on the date of grant, shall have a maturity date which is the fifth anniversary of the date of grant and shall not entitle the grantee to any payment unless such Employee shall remain an Employee of the Company from the date of grant to the maturity date (except that in the event the Employee dies or retires in accordance with established Company rules as a result of disability or age before the maturity date, the maturity date of such Units shall be accelerated to the date such Employee ceases to be an Employee due to death or retirement). In no event shall a maturity date or any Unit be accelerated in the event that the employment relationship of any Employee is terminated for cause prior to the maturity date of such Unit.

  Payments with respect to Units shall be made to the persons entitled thereto in cash or, if the Committee so determines, shares of Common Stock having a fair market value on the maturity date equal to the amount of payment to which the recipient is entitled, or any combination of cash or such shares. Unless deferred as hereafter provided, such payment shall be made by the Company within ninety days after the maturity date.

  An account shall be established for each Employee to whom Units are granted in which shall be recorded the number of Units granted to such Employee, the base price and maturity date of such Units and other appropriate data. If the Committee so determines, an Employee who becomes entitled to receive a payment with respect to any Units may have the right to defer such payment under such deferred payment arrangement as the Company (or the subsidiary employing such Employee) may from time to time provide. It shall be a condition of payment by the Company with respect to any Unit that the person entitled to receive such payment shall make appropriate payment or other arrangement acceptable to the Company with respect to any withholding or similar tax requirement, and the Company may withhold any amount so required from any payment it makes with respect to any Units.

10. Exercisability of Options and Exercisable Units.

  Each Option and Exercisable Unit may be exercised, so long as it has vested and is valid and outstanding, from time to time, in part or in whole, subject to any limitations with respect to the number of shares for which the Option or Unit may be exercised at a particular time and to such other conditions as the Committee in its discretion, may specify.

  Each Exercisable Unit may be exercised by written notice to the Company, (attention Treasurer) setting forth the maturity date of such Unit which in no event shall be a date earlier than the day following the date on which each such notice is received by the Company.

10A. Procedure for Exercise of Options.

  Options shall be exercised by the delivery of written notice to the Company (Attention: Treasurer) setting forth the number of shares with respect to which the Option is to be exercised and the address to which the certificates for such shares are to be mailed, together with (i) cash (including checks, bank drafts or postal or express money orders payable to the order of the Company) or (ii), unless prohibited by the Committee in accordance with section 10C, shares of Common Stock previously acquired with an aggregate fair market value equal to the option price of such shares. As promptly as practicable after receipt of such written notification and payment and subject to section 1OB hereof, the Company shall deliver to the optionee certificates for the number of shares with respect to which such Option has been so exercised, issued in the optionee's name; provided that such delivery shall be deemed effected for all purposes when such certificates shall have been deposited in the United States mail, addressed to the optionee, at the address specified pursuant to this paragraph. For all purposes, an optionee shall be deemed to have exercised an Option and to have purchased and become the holder of the Option Shares as of the date the Company receives written notification of exercise and payment as provided herein.

10B. Withholding Tax Requirements on Exercise of Options.

  It shall be a condition of exercise of any Option (including any Option which has been transferred as permitted by section 11 of the Plan) that the person exercising the Option make appropriate payment or other provision acceptable to the Company with respect to any withholding tax requirement arising from such exercise. The amount of withholding tax required, if any, with respect to any Option exercise (the "Withholding Amount") shall be determined by the Treasurer or other appropriate officer of the Company, and each Employee shall furnish such information and make such representations as such officer requires to make such determination with respect to all Options granted to such Employee. If the Company determines that withholding tax is required with respect to any Option exercise, the Company shall notify the Employee of the Withholding Amount, and the Employee shall pay to the Company, by check or other means acceptable to the Company, an amount not less than the Withholding Amount. In lieu of making such payment, the Employee may elect to pay the Withholding Amount by either (i) delivering to the Company a number of shares of Common Stock having an aggregate fair market value as of the "measurement date" (as hereinafter defined) not less than the Withholding Amount or (ii) directing the Company to withhold (and not to deliver or issue to such Employee) a number of shares of Common Stock otherwise issuable upon the Option exercise having an aggregate fair market value as of the measurement date not less than the Withholding Amount. If the Company approves, an Employee may elect pursuant to the prior sentence to deliver or direct the withholding of shares of Common Stock having an aggregate value in excess of the minimum Withholding Amount but not in excess of the Employee's applicable highest marginal combined federal income and state income tax rate, as estimated in good faith by the Employee. Any fractional share interests resulting from the delivery or withholding of shares of Common Stock to meet withholding tax requirements shall be settled in cash. All amounts paid to or withheld by the Company and the value of all shares of Common Stock delivered to or withheld by the Company pursuant to this section 1OB shall be deposited in accordance with applicable law by the Company as withholding tax for the Employee's account. If the Treasurer or other appropriate officer of the Company determines that no withholding tax is required with respect to the exercise of any Option (because such Option is an Incentive Stock Option or otherwise), but subsequently it is determined that the exercise resulted in taxable income as to which withholding is required (as a result of a disposition of shares or otherwise), the Employee shall promptly, upon being notified of the withholding requirement, pay to the Company by means acceptable to the Company the amount required to be withheld; and at its election the Company may condition any transfer of shares issued upon exercise of an Incentive Stock Option upon receipt of such payment. The term "measurement date" as used in this section IOB shall mean the date on which any taxable income resulting from the exercise of an Option is determined under applicable federal income tax provisions.

10C. Option Exercise with Previously Acquired Stock.

  Unless the Committee, in its discretion, shall by rule applicable to all or any specified class of Options prohibit the use of shares of Common Stock to pay the option price, any Employee may pay the option price for the shares being acquired upon the exercise of an Option to be paid, in full or in part, by the delivery to the Company of a number of shares of Common Stock having an aggregate fair market value as of the "exercise measurement date" (as hereinafter defined) equal to the exercise price for the shares being acquired. The term "exercise measurement date" as used in this section 10C shall mean the date on which the Option is exercised in accordance with section 10.

11. Transferability of Benefits.

  Benefits shall not be transferable other than by will or by the laws of descent and distribution, or in the case of Benefits which are not Incentive Stock Options upon such terms and conditions and to such transferee as the Option Committee may approve (through a rule applicable to all or specific classes of Employees, pursuant to provisions of an option agreement approved by the Committee, or upon request in individual cases).

12. Termination of Employment or Death Options.

  Except as expressly provided herein, Options shall terminate on the earlier of:

    a. the date of expiration of the term thereof, specified pursuant to section 8 of this Plan,

    b. immediately upon termination of the employment relationship between the Company and the optionee for cause, or

    c. thirty (30) days or, if the written option agreement (as specified pursuant to section 18 hereof) specifically provides or the Committee specifically approves, for a longer period not to exceed two years after termination of the employment relationship between the Company and the optionee without cause, other than death or retirement in good standing from the employ of the Company for reasons of age or disability under then established rules of the Company or the subsidiary employing the optionee.

  The Committee shall determine in its sole discretion whether authorized leave of absence, or absence on military or government service shall constitute termination of the employment's relationship.

  In the event of the death of the holder of an Option while in the employ of the Company and before the date of expiration of such Option, such Option shall terminate on the earlier of such date of expiration or two years following the date of such death. After the death of the optionee and subject to any condition relating to such Option, his or her executors, administrators, or any person or persons to whom his or her Option may be transferred by will or by the laws of descent and distribution or as permitted by section 11 of the Plan, shall have the right, at any time prior to such termination to exercise such portions of such Option which shall have been vested immediately prior to his or her death. If, before the date of expiration of an Option, the optionee shall be retired in good standing from the employ of the Company for reasons of age or disability under the then established rules of the Company, such Option shall terminate on the earlier of such date of expiration or 90 days after the date of such retirement unless the written option agreement specifically provides for a longer period not to exceed two years after the date of such retirement. In the event of such retirement, the optionee or a transferee permitted by section 11 of the Plan shall have the right prior to the termination of such Option and subject to any condition relating to such Option, to exercise such portion of such Option which shall have been vested immediately prior to the date of retirement.

  For all purposes of this Plan, an employment relationship between the Company and any holder of any Benefit shall be deemed to exist during any period in which such holder is employed by the Company or by any subsidiary of the Company.

13. Requirements Imposed by Law.

  No Employee who is subject to Section 16(b) of the Securities and Exchange Act of 1934 shall sell any shares of Common Stock acquired on exercise of an Option or transfer any Option for consideration until the lapse of at least six months from the date of grant of such Option.

  The Company shall not be required to sell or issue any shares under any Option or make any payment with respect to a Unit if the issuance of such shares or making of such payments shall constitute a violation by the optionee or holder of Units or by the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

  The Company shall not be required to issue any shares upon exercise of any Option or payment with respect to any Unit unless the Company has received the optionee's or holder's representation or other evidence satisfactory to it to the effect that such optionee or holder of such Unit will not transfer such Shares in any manner which would constitute a violation of any securities or other law, or which would not be in compliance with such other conditions as the Committee may deem appropriate.

14. No Rights as Stockholder.

  No holder of any Benefit under this Plan shall have rights as a stockholder with respect to shares covered relating to such holder's Benefit (except upon exercise of an Option); and, except as otherwise provided in section 16 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of exercise of such Option or maturity of a Unit.

15. No Employment Obligation.

  The granting of any Benefit shall not impose upon the Company any obligation to employ or continue to employ any holder of a Benefit under the Plan, and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Benefit has been granted to him or her.

16. Changes in the Firm's Capital Structure.

  The existence of outstanding Benefits hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures or preferred or prior preference stock senior to or otherwise affecting the

Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

  If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, or pay a dividend in shares of its Class A or Class B Common Stock, then (a) the number, type, and per share price of shares of stock subject to outstanding Options hereunder or on which a Unit is based shall be appropriately adjusted in such a manner as to entitle the holder of such Benefit to receive upon exercise of his Option or maturity of his Unit, for the same aggregate consideration (in the case of Options), the same total number and type of shares (in the case of Options) or the same value (in the case of Units) as he would have received as a result of the event requiring the adjustment had he exercised his Option or the Unit had matured in full immediately prior to such event; provided, however, that, if any such adjustment would result in the right to purchase a fractional share under an Option, the number of shares subject to the Option will be decreased to the next lower whole number; and (b) the number and type of shares with respect to which Benefits may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number and type of shares of stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

  If the Company shall be a party to any merger or consolidation or effect any recapitalization which causes a change in the Common Stock which does not effect an adjustment under the prior paragraph, the Committee, in its discretion, may, if it considers it to be appropriate to carry out the intent and purpose of the Plan, make such adjustments in the nature, amount or price of securities subject to the Benefits as it considers appropriate, and such adjustments shall be binding and conclusive on all holders of Benefits.

  Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale, or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then covered by or relating to outstanding Benefits.

17. Amendment or Termination of Plan.

  The Board of the Directors of the Company may modify, revise or terminate this Plan at any time and from time to time, except that the aggregate number of shares as to which Benefits may be granted under to this Plan, the maximum number of Benefits which may be granted to any Employee in a particular fiscal year, the minimum option price specified in paragraph 7 of this Plan and the minimum base value for Units specified in Section 9 shall not, other than by operation of paragraph 16 hereof, be adjusted without the consent of the holders of Class A and Class B Common Stock having a majority of the voting power. Any amendment of this Plan shall apply to all Benefits outstanding at the time of such amendment (i) unless otherwise specified in the amendment or
(ii) to the extent such amendment is materially adverse to the outstanding Benefits.

18. Written Agreement.

  Each Benefit granted hereunder shall be embodied in a written agreement or other document which shall be subject to the terms and conditions prescribed above and shall be signed by the Employee holding the Benefit and by the President or a Vice-President of the Company for and in the name and on behalf of the Company. Such an option agreement or other document shall contain such other provisions as the Committee in its discretion shall deem advisable.

19. Director and Stockholder Approval: Duration of Plan.

  This Plan has been duly adopted by the Board of Directors originally on September 26, 1983 and approved by the stockholders of the Company on January 25, 1984, and restated by the Board on March 21, 1997. Options may not be granted under this Plan after September, 2003. This Plan shall terminate (a) when the total amount of Common Stock with respect to which Benefits may be granted shall have been issued upon the exercise of Options, or (b) by action of the Board of Directors pursuant to paragraph 17 hereof, whichever shall first occur.

[LOGO] ALPHARMA(TM)



Dear Shareholders:                                              March 31, 1998


You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Friday, May 8, 1998 at The Regal U.N. Plaza Hotel, One United Nations Plaza, New York, New York. Detailed information is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.

Best regards,

/s/ Robert F. Wrobel

Robert F. Wrobel
Secretary



                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.                                                       ______
                                                                              |
                                                                              |

    1. ELECTION OF CLASS A DIRECTORS

       NOMINEES:  Thomas G. Gibian, Peter G. Tombros,
                  Eric Hornnaess

                  [ ]    FOR    [ ] WITHHELD
                         ALL        FROM ALL
                      NOMINEES      NOMINEES

    [ ]__________________________________________
       For all nominees except as noted above



                                                FOR        AGAINST      ABSTAIN
    2. Approval of the amendment to the         [ ]          [ ]          [ ]
       Company's 1997 Incentive Stock
       Option and Appreciation Right Plan
       described in the accompanying
       Proxy Statement.

    3. As such persons may in their discretion determine upon such matters as may come before the meeting.



    MARK HERE IF YOU PLAN TO ATTEND THE MEETING                           [ ]


    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                         [ ]

    PLEASE MARK, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

    NOTE: The signature should correspond exactly with the name of the stockholder as it appears hereon. Where stock is registered in Joint Tenancy, all tenants should sign. Persons signing as Executors, Administrators, Trustees, etc., should so indicate.


Signature:______________Date:___________Signature:______________Date:___________

                                  DETACH HERE

        [LOGO] ALPHARMA(TM)

                                     PROXY

                                 ALPHARMA INC.

                ONE EXECUTIVE DRIVE, FORT LEE, NEW JERSEY 07024

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 1998


        Jeffrey E. Smith, Vice President and Chief Financial Officer, Robert F. Wrobel, Vice President, Chief Legal Officer and Secretary, and Cheryl L. Whalen, Assistant Secretary, or any one of them, with full power of substitution, are hereby authorized to vote the shares of Class A Common Stock of Alpharma Inc. (the "Company"), which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders to be held at The Regal U.N. Plaza Hotel, One United Nations Plaza, New York, New York on Friday, May 8, 1998 at 9:00 a.m., local time, and at all adjournments thereof, as follows on the reverse side.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR (I) THE NOMINEES SET FOR IN ITEM 1 AND (II) ITEM 2. SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR (I) THE NOMINEES SET FORTH IN ITEM 1 AND (II) ITEM 2, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

-----------                                                     -----------
SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                            SIDE
-----------                                                     -----------

                                                                      3480-PS-98